Exhibit 99.2

Renaissance Learning

Second Quarter Earnings

Moderator: Mary Minch

July 18, 2006

5:00 p.m. ET

OPERATOR:  Good afternoon ladies and gentlemen and thank you for standing by.  Welcome to the Renaissance Learning <Company: Renaissance Learning Inc.; Ticker: RLRN; URL: www.renlearn.com> second quarter earnings conference call.  At this time, everyone is in a listen-only mode.  Later there will be an opportunity for you to ask questions and instructions will be given at that time.  As a reminder, your conference is also being recorded.

At this time, I would like to introduce to you the Chief Financial Officer, Mary Minch.  Go ahead Ms. Minch.

MARY MINCH, CHIEF FINANCIAL OFFICER, RENAISSANCE LEARNING:  Good afternoon.  I’m Mary Minch, Chief Financial Officer of Renaissance Learning.  I’d like to welcome everyone to our second quarter conference call.  With me today is Terry Paul, our Chief Executive Officer, and Steve Schmidt, our President and Chief Operating Officer.

Before beginning, I need to point out that this call may include information constituting forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements regarding sales expectations and the introduction of new products and services.  Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or could contribute to such differences include those matters disclosed in the company’s Securities and Exchange Commission filings including forms 10-K and 10-Q.

I’ll begin our call today with a review of the second quarter financial results and then turn it over to Terry who will provide some brief comments about our operations.  Following our comments we’ll be happy to take your questions.

Second quarter revenues of $29.3 million were up 3.4 percent from the second quarter 2005 revenues of $28.3 million.

Net income was $4.7 million compared to net income of $7.3 million through the second quarter of 2005, a decrease of 36 percent.

On a per share basis, we earned $0.16 this quarter versus $0.24 one year ago.

The 3 percent revenue growth resulted from the acquisition of AlphaSmart <Company: AlphaSmart Inc.; Ticker: ALSM; URL: www.alphasmart.com> which added to revenues incrementally because we did not own them until very late in the second quarter last year.  Revenues, excluding AlphaSmart in both periods, declined by 20 percent and AlphaSmart revenues also declined by 20 percent compared to their total sales in the second quarter of last year.  On the positive side, deferred revenues increased by over $2 million in the second quarter caused primarily by our new Enterprise offerings.  Product revenues, exclusive of AlphaSmart, were down in part due to the $2 million increase in deferred revenue but also due to declines across all product lines.

Service revenues declined primarily due to a decrease in onsite training events partially offset by increases in technical consulting and other remote services.  We are focusing on improvement in service revenues as we roll out our customizable hourly services and as we ramp up the opportunity for our customers to attend regional training seminars in the quarters ahead.

Second quarter product gross margins were 80 percent, down from last year’s gross margins of 90.2 percent primarily due to the mix now including a greater percentage of hardware products.  These products, primarily the AlphaSmart line and the Classroom Response System, have lower margins than our software sales.

Service gross margins were 57.3 percent, down from last year’s margins of 61.6 percent.  The decrease from prior year’s margin is the result of the decline in revenues which directly impacts margins due to the fixed nature of a portion of the related expenses.

Operating expenses were $15.4 million, up $2.3 million from the second quarter of 2005.  The increase was due to the inclusion of a full quarter’s impact of AlphaSmart’s expenses in the current period and due to increased sales staffing.

Operating cash flow was $3.5 million in the quarter as compared to $8.5 million in the same quarter last year.  The lower operating income and timing of tax payments caused the decline.

Accounts receivable collections and agings ticked up to 36-day sales outstanding from 32-days at year end mainly due to seasonal fluctuations.

Cash and investments totaled $21.5 million, down $7.9 million from March 31st primarily due to re-purchasing 616,000 shares of stock at a cost of $9 million in the quarter.

Now Terry will provide his comments.  Terry.

TERRY PAUL, CHIEF EXECUTIVE OFFICER, RENAISSANCE LEARNING:  Thanks Mary.  As Mary pointed out, second quarter results continue to show declines over the prior year and overall order rates for the second quarter are still down as well.  We did see some improvement in orders late in the quarter and we are experiencing increased quote levels over second quarter last year, but it’s much too early to draw any conclusions from this short period of improvement.

I talked last quarter about our plans to get the company growing again.  I’m going to keep my comments fairly brief because, although we are making good progress on implementing those plans, we expect that it will still be a quarter or two before we’ll see a significant impact.

As a reminder, the key initiatives are:  focusing on our core products in reading, math and writing; narrowing the product line; product bundling; moving to more subscription pricing, especially as it relates to our new Enterprise version of Accelerated Reader and Accelerated Math; streamlining the  organization’s structure; increasing our inside sales staff; realigning sales territories and improving the commission plan; rebuilding the vertical sales team for laptops and focusing on the UK as our key international emphasis.

The deferred revenue increase was caused by our new Enterprise version of Accelerated Reader and Accelerated Math.  The market has been particularly receptive to these products.  However, while we are encouraged by the recent activity, it’s too early to hale this as a turnaround.  We now have at least one Renaissance Place product in almost 11,500 schools.  It will be difficult to reach our goal of 2,000 schools by the end of the year, but we do expect Enterprise to help accelerate Renaissance Place adoptions.

We are seeing improved order rates for the AlphaSmart product line, particularly NEO which has been the focus of our recently revamped marketing and sales efforts.  The re-established vertical sales team is starting to have an impact, but we dug ourselves a big hole after the acquisition and it will take a while to get back to historic laptop sales levels.

Read Now with PowerUp! is still a small contributor to revenue though we are having some success in the Texas revenue intervention adoption.  Interest in the classroom response system remains strong and we continue to expect acceleration in orders in the quarters ahead.

Our sales reorganization is moving along well.  On a negative note, Rick Carlson, our former Senior Vice-President of Sales, left the company in June to return to the IT staffing industry.  On a positive note, we had in the wings a good person to promote in Marian Staton.  Marian is a talented sales professional with a deep education background and strong knowledge of our products.  She has our sales initiatives on track and progressing well.

In conclusion, things are moving along as expected.  We are pleased with the progress we have made internally and it’s nice to start to see some positive signs.  I am confident the changes and initiatives we have undertaken will pay off, though the next several quarters will continue to be transition quarters for us.

Now, Mary, Steve and I would be happy to answer your questions.

OPERATOR:  At this time, I would like to remind everyone that if you would like to ask a question you may press star, then the number one on your telephone keypad at this time.  We’ll pause for just a moment to compile the Q&A roster.

The first question comes from Bob Craig from Stifel Nicolaus.  Please go ahead.

BOB CRAIG, STIFEL NICOLAUS:  Good evening everybody, just a couple questions for you.

Terry you outlined, I think rather eloquently, some of the changes you are making and initiatives that are underway.  I guess a question would be, you know, where are you versus plan and that process, you know, where have you seen the most progress, where have you seen the least progress and when will you need to see improvement in some areas before you decide to go on to make some potentially more dramatic changes.

TERRY PAUL:  Thank you, Bob.  I think that we’ve already seen some improvement.  As I mentioned, the Enterprise version of Accelerated Reader and Accelerated Math, the market seems to be very receptive to those products.  I also mentioned the up tick in NEO.

The major changes that we’re making I think, you know, are still going to play out over the next couple quarters as I indicated.  But as far as, you know, being on track, I actually think we are on track with everything.  The team has pulled together.  They have worked hard to put together a really good plan and we’re now at the execution stage of that plan.  So I am pretty confident of the future although the next two quarters, as I indicated, are still going to be transition quarters for us.

BOB CRAIG:  Terry, I’d be interested in your assessment of the external operating environment.  When schools or districts don’t buy, what are the biggest reasons?  Have those reasons changed at all?

TERRY PAUL:  No I don’t think that they’ve changed.  I think, I mean, I think we’re competing for budget dollars.  I think the funding environment is positive – at least it’s not negative like it was. I mean, it’s not something that’s going to stop a sale, so it’s a question of whether they’re going to buy our product versus products that we may not have a direct competitor for, but you know, say other products that are competing for their budget dollars.

BOB CRAIG:  OK, but no real improvement in the macro environment at all from your perspective?

TERRY PAUL:  Well, actually I would say there’s been an improvement.  In fact, you know, when you look at the national environment and, you know, what the federal government is talking about, what the states are talking about, what they’re talking about is,  number one, still reading; number two, math; and number three, you know, a computer for  every student.  And if you look at our product line those are our three major priorities:  reading, math and laptops to support our writing solutions.  So in a sense, no the funding environment hasn’t changed so much but I think national priorities are certainly in line with what our offerings are.

BOB CRAIG:  Right.  Terry, you mentioned Rick Carlson’s departure and then the replacement.  Is the executive in line management staff where you want it to be or need it to be and are there any holes needing to be filled at this juncture?

TERRY PAUL:  I think in an organization of our size, with 1,000 people, there’s always some holes.  You know, you’re never completely fully staffed.  But I would say that today we have, without a doubt, the strongest management team that this company has ever had.

BOB CRAIG:  OK and you mentioned earlier, or I think Mary did, some increase in sales staffing, et cetera.  Can you comment on the size of the sales force and turnover there?  I know you’ve indicated that you plan on realigning some territories and making some changes in comp structure.  Can you embellish on that at all?

TERRY PAUL:  Well I don’t think we’ve ever talked about the size of our internal staff.  I’m not sure.

MARY MINCH:  Yes, I think, Bob we’ve mentioned that we’ve got about mid-thirties in our field staff and we had around 40 in our inside team last time we talked and we did mention that we’re looking to ramp up that inside team going forward.  The realignment of geographic territories is just underway and our new commission structures will start with, you know, the upcoming months as we look forward to the new school year.

TERRY PAUL:  Essentially Bob we’re going to put more commission for - in the hands of both the inside and the outside.  So we think that the sales force will be pretty energized as we go into this next school year.

BOB CRAIG:  OK, more incentive for new business?

TERRY PAUL:  Absolutely.

BOB CRAIG:  OK and that 40 inside that you’re looking to build, any goal on how large you’d like that number to be?

TERRY PAUL:  Well, it’s going to be determined by business.  We’re certainly going to increase it in the area - I can give you a round number, in the area of 50 percent over where we’re at now.

BOB CRAIG:  OK.  Just a couple of quick ones, I’m sorry to dominate things.  The products you’ve phased out, you mentioned contributed about 3 percent of ‘05 revenue, can we therefore assume that revenue would have been up roughly about 7 percent or so without those products in the year ago figure?

MARY MINCH:  No, Bob, I don’t think that’s quite true.  We’re still seeing some phasing out of those products and we’re still seeing a little bit of revenue come through for those products.

BOB CRAIG:  OK, so not that large a differential.

MARY MINCH:  Correct.

BOB CRAIG:  Last question.  What are the chances, from your perspective Terry, on positive comparisons in the second half of the year either from revenue or EPS perspective?

TERRY PAUL:  Bob, I would prefer not to comment on that.  I mean I think that picking the actual date of a turnaround is something that I’m not going to do.  All I can say is that we are executing our plan, it’s a good plan and we expect to see some improvement in the next two quarters.  Whether we turn positive or not, I’m not going to comment on.

BOB CRAIG:  OK, I had to try.  I’ll turn it over.  Thanks.

OPERATOR:  Once again, if you would like to ask a question, please press star and then number one on your telephone keypad at this time.

The next question comes from Mark Westman from New Salem Capital.  Please go ahead.

MARK WESTMAN, NEW SALEM CAPITAL:  Good afternoon.  I was wondering how low you are willing to let the cash balance go to fund your share buybacks?

TERRY PAUL:  Well, we make the decision based on a combination of factors.  You know, not only what our cash position is but also what we see as the opportunity going forward.  We continue to buy shares back which I think demonstrates our confidence in the future.

MARK WESTMAN:  There must be a comfort - there must be some level where you’re not going to go below just to run the business.

TERRY PAUL:  Well, we’re cash flow positive and we would expect that cash flow would improve in the next several quarters.  So, I mean as far as cash flow is a fairly low cash flow quarter.  So I think from a cash flow standpoint we’re doing still pretty well.

MARK WESTMAN:  OK, different question.  Regarding the incremental dollars going into gross, into the deferred revenue line, is everything in deferred revenue essentially the product and that would have a similar product margin that I see from what you’ve reported.

MARY MINCH:  No, actually Mark, a lot of that is also our service revenue so you see some components of both of that in our deferred.  In fact, historically deferred typically had a lot of our phone support and other items in it.

MARK WESTMAN:  So, is there, can you break that out for me?

MARY MINCH:  I can tell you that incrementally certainly a lot of the increases have been due to our Enterprise products, et cetera.  And obviously historically a lot of our deferred revenue has been service related.

MARK WESTMAN:  Can you speculate that if you had booked that as revenue instead of deferred revenue, how much of that would have gone to the bottom line?  How much of the $2 million would have gone to the bottom line?

MARY MINCH:  It would be probably, you know, fairly consistent with our historic margins pre-hardware rolling in, so roughly in the mid-80 percent margin.

MARK WESTMAN:  OK.  OK.  Super.  Thank you much.

MARY MINCH:  Bye.

OPERATOR:  Once again, if you would like to ask a question please press star, one, on your telephone keypad at this time.  We’ll pause for just a moment to compile the Q&A roster.

There appear to be no further questions at this time.

TERRY PAUL:  I’d like to close by saying that we’re excited about the things that we’re working on to get the company back on track.  We are starting to see some positive signs and are confident that the initiatives and strategies that are being implemented will return the company to growth.  Thank you for joining us today and we’ll talk with you again in October.

OPERATOR:  This concludes today’s conference call.  You may now disconnect.

END